Exhibit 10.8

[I.C. Issacs & Company, Inc.]

Robert S. Stec, Chief Executive Officer,
c/o I.C. Isaacs & Company, Inc.
475 Tenth Avenue, 9th Floor
New York, New York 10018

May 9, 2008

Re: Notice of extension of Employment Agreement

Mr. Stec:

Pursuant to Section 1 of that certain Employment Agreement (the “Agreement”), dated November 13, 2007, entered into between I.C. Isaacs & Company, Inc. (the “Company”) and you (the “Executive”), the Company hereby serves the Executive with written notice of its election to extend the Term (as defined in the Agreement) for an additional two-year period. Without any further action on the part of the Company or the Executive the Term shall now end on December 31, 2011, rather than December 31, 2009 as set forth in the Agreement.

I.C. Issacs & Company, Inc.,
acting by its authorized signatory

/s/ Tim Tumminello
Name: Tim Tumminello
Title: Vice President, Controller,
Interim CFO & Secretary

Acknowledged and agreed to by:

/s/ Robert S. Stec

Robert S. Stec